                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                          CHESAPEAKE ENERGY CORPORATION
                          -----------------------------
                (Name of Registrant as Specified in its Charter)

                ------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement
                          if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

      2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                                             -----------------------------------

      4)  Proposed maximum aggregate value of transaction:
                                                          ----------------------
      5)  Total fee paid:
                         -------------------------------------------------------

          Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)     Amount Previously Paid:
                                       -----------------------------------------
         2)     Form, Schedule or Registration Statement No.:
                                                             -------------------
         3)     Filing Party:
                             ---------------------------------------------------
         4)     Date Filed:
                           -----------------------------------------------------

                          CHESAPEAKE ENERGY CORPORATION
                            6100 NORTH WESTERN AVENUE
                          OKLAHOMA CITY, OKLAHOMA 73118

                                 ---------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 23, 1999

                                 ---------------

TO OUR SHAREHOLDERS:

    The 1999 Annual Meeting of Shareholders of Chesapeake Energy Corporation, an Oklahoma corporation (the "Company"), will be held at The Waterford Marriott Hotel, Ballroom A, 6300 Waterford Boulevard, Oklahoma City, Oklahoma, on Wednesday, June 23, 1999 at 9:00 A.M., local time, for the following purposes:

    1. To elect two directors for terms expiring in the year 2002; and

    2. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Shareholders of record at the close of business on April 26, 1999 are entitled to notice of and to vote at the meeting. A complete list of the shareholders entitled to vote at the meeting will be available for examination by any shareholder at the Company's executive offices during ordinary business hours for a period of at least ten days prior to the meeting.

    The accompanying Proxy Statement contains information regarding the director nominees to be voted on at the meeting. The Board of Directors recommends a vote "FOR" each nominee.

YOUR VOTE IS IMPORTANT.  YOU MAY VOTE IN ANY ONE OF THE FOLLOWING WAYS:

     o   USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD;

     o   USE THE INTERNET WEB SITE SHOWN ON THE PROXY CARD; OR

     o MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE.

SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.


                                        BY ORDER OF THE BOARD OF DIRECTORS




                                        Janice A. Dobbs
                                        Corporate Secretary

Oklahoma City, Oklahoma
April 30, 1999

                          CHESAPEAKE ENERGY CORPORATION

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 23, 1999

                               GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Chesapeake Energy Corporation, an Oklahoma corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders, and any adjournment of the Meeting.

    This Proxy Statement, the accompanying form of proxy and the Company's Annual Report for the fiscal year ended December 31, 1998 are being mailed to shareholders of record on or about April 30, 1999. Shareholders are referred to the Annual Report for financial information concerning the activities of the Company.

    The Board of Directors has established April 26, 1999 as the record date (the "Record Date") to determine shareholders entitled to notice of and to vote at the Meeting. At the close of business on the Record Date, 96,910,308 shares of $.01 par value common stock of the Company ("Common Stock") were outstanding and entitled to vote at the Meeting. Each share is entitled to one vote. The holders of a majority of the outstanding Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Meeting.

    Registered shareholders can vote their shares via (i) a toll-free telephone call from the U.S. and Canada; or (ii) the Internet; or (iii) by mailing their signed proxy card. The telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. The Company has been advised by counsel that the procedures which have been put in place are consistent with the requirements of applicable law. Specific instructions to be followed by any registered shareholder interested in voting via telephone or the Internet are set forth on the enclosed proxy card.

    Each proxy properly completed and returned to the Company in time for the Meeting, and not revoked, will be voted in accordance with the instructions given. If there are no contrary instructions, proxies will be voted "FOR" the election of all nominees as directors. Proxies may be revoked at any time prior to the voting of the proxy by (i) the execution and submission of a revised proxy, (ii) written notice to the Corporate Secretary of the Company, or (iii) voting in person at the Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Meeting.

    The election of each director nominee will be by plurality vote. The Company's Corporate Secretary will appoint an inspector of election to tabulate all votes and to certify the results of all matters voted upon at the Meeting. It is the Company's policy (i) to count abstentions and broker non-votes for purposes of determining the presence of a quorum at the Meeting, (ii) to treat abstentions as shares represented at the Meeting and voting against a proposal and to disregard broker non-votes in determining results on proposals requiring a majority vote, and (iii) to consider neither abstentions nor broker non-votes in determining results of plurality votes.

    The cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to solicitation by mail, officers, employees or agents of the Company may solicit proxies personally, or by telephone, telegraph, facsimile transmission or other means of communication. The Company will request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing.

                              ELECTION OF DIRECTORS

    Pursuant to provisions of the Company's Certificate of Incorporation and Bylaws, the Board of Directors has fixed the number of directors at seven. The Company's Certificate of Incorporation and Bylaws provide for three classes of directors serving staggered three-year terms, with each class to be as nearly equal in number as possible. The Board of Directors has nominated Aubrey K. McClendon and Shannon T. Self for re-election as directors for terms expiring at the 2002 Annual Meeting of Shareholders, and in each case, until their successors are elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named. The nominees are presently directors of the Company whose terms expire at the Meeting. Other directors who are remaining on the Board will continue in office in accordance with their previous elections until the expiration of their terms at the 2000 or 2001 Annual Meeting of Shareholders, as the case may be.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" BOTH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

    It is the intention of the persons named in the enclosed form of proxy to vote such proxies for the election of the two nominees. The Board of Directors expects that both nominees will be available for election but, in the event that the nominees are not so available, proxies received will be voted for substitute nominees to be designated by the Board of Directors or, in the event no such designation is made by the Board of Directors, proxies will be voted for a lesser number of nominees.

                  INFORMATION REGARDING NOMINEES AND DIRECTORS

    The following information is furnished for each person who is nominated for re-election as a director or who is continuing to serve as a director of the Company after the Meeting.

NOMINEES FOR RE-ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 2002

    Aubrey K. McClendon, age 39, has served as Chairman of the Board, Chief Executive Officer and a director since co-founding the Company in 1989. From 1982 to 1989, Mr. McClendon was an independent producer of oil and gas in affiliation with Tom L. Ward, the Company's President and Chief Operating Officer. Mr. McClendon is a member of the Board of Visitors of the Fuqua School of Business at Duke University, an Executive Committee member of the Texas Independent Producers and Royalty Owners Association, a director of the Oklahoma Independent Petroleum Association, and a director of the Louisiana Independent Oil and Gas Association. Mr. McClendon is a 1981 graduate of Duke University.

    Shannon T. Self, age 42, has been a director of the Company since 1993. He is a shareholder in the law firm of Self, Giddens & Lees, Inc., a professional corporation, in Oklahoma City, which he co-founded in 1991. Mr. Self was an associate and shareholder in the law firm of Hastie and Kirschner, Oklahoma City, from 1984 to 1991 and was employed by Arthur Young & Co. from 1979 to 1980. Mr. Self is a member of the Visiting Committee of Northwestern University School of Law and a director of The Rock Island Group, a private computer firm in Oklahoma City. Mr. Self is also a Certified Public Accountant. He graduated from the University of Oklahoma in 1979 and from Northwestern University Law School in 1984.

DIRECTORS WHOSE TERMS EXPIRE IN 2000

    Breene M. Kerr, age 70, has been a director of the Company since 1993. He is Vice Chairman of Seven Seas Petroleum Corporation, Houston, Texas, an exploration and production company with operations in Colombia, South America. In 1969, Mr. Kerr founded Kerr Consolidated, Inc., which was sold in 1996. In 1969, Mr. Kerr co-founded the Resource Analysis and Management Group and remained its senior partner until 1982. From 1967 to 1969, he was Vice President of Kerr-McGee Chemical Corporation. From 1951 through 1967, Mr. Kerr worked for Kerr-McGee Corporation as a geologist and land manager. Mr. Kerr has served as chairman of the Investment Committee for the Massachusetts Institute of Technology and is a life member of the Corporation (Board of Trustees) of that university. He served as a director of Kerr-McGee Corporation from 1957 to 1981. Mr. Kerr currently is a trustee and serves on the Investment Committee of the Brookings Institute in Washington, D.C., and has been an associate director since 1987 of Aven Gas & Oil, Inc., an oil and gas property management company located in Oklahoma City. Mr. Kerr graduated from the Massachusetts Institute of Technology in 1951.

    Walter C. Wilson, age 63, has been a director of the Company since 1993. From 1963 to 1974 and from 1978 to 1997, Mr. Wilson was a general agent with Massachusetts Mutual Life Insurance Company. From 1974 to 1978, he was Senior Vice President of Massachusetts Mutual Life Insurance Company, and from 1958 to 1963, he was an agent with that company. Mr. Wilson is a member of the Board of Trustees of Springfield College, Springfield, Massachusetts, and is a director of Earth Satellite Corporation of Rockville, Maryland and "Q" Companies, Inc. of Houston, Texas. Mr. Wilson graduated in 1958 from Dartmouth College.

DIRECTORS WHOSE TERMS EXPIRE IN 2001

    Tom L. Ward, age 39, has served as President, Chief Operating Officer, and a director of the Company since co-founding the Company in 1989. From 1982 to 1989, Mr. Ward was an independent producer of oil and gas in affiliation with Aubrey K. McClendon, the Company's Chairman and Chief Executive Officer. Mr. Ward is a member of the Board of Trustees of Anderson University in Anderson, Indiana. Mr. Ward graduated from the University of Oklahoma in 1981.

    Edgar F. Heizer, Jr., age 69, has been a director of the Company since 1993. From 1985 to the present, Mr. Heizer has been a private venture capitalist. He founded Heizer Corporation, a publicly traded business development company, in 1969 and served as Chairman and Chief Executive Officer from 1969 until 1986, when Heizer Corporation was reorganized into a number of public and private companies. Mr. Heizer was Assistant Treasurer of the Allstate Insurance Company from 1962 to 1969 in charge of Allstate's venture capital operations. He was employed by Booz, Allen and Hamilton from 1958 to 1962, Kidder, Peabody & Co. from 1956 to 1958, and Arthur Andersen & Co. from 1954 to 1956. He serves on the advisory board of the Kellogg School of Management at Northwestern University. Mr. Heizer is a director of Material Science Corporation; a New York Stock Exchange listed company in Elk Grove, Illinois, and several private companies. Mr. Heizer graduated from Northwestern University in 1951 and from Yale University Law School in 1954.

    Frederick B. Whittemore, age 68, has been a director of the Company since 1993. Mr. Whittemore has been an advisory director of Morgan Stanley Dean Witter & Co. since 1989 and was a managing director of Morgan Stanley Dean Witter & Co. from 1970 to 1989. He was Vice-Chairman of the American Stock Exchange from 1982 to 1984. Mr. Whittemore is a director of Partner Reinsurance Company, Bermuda; Maxcor Financial Group Inc., New York; SunLife of New York, New York; KOS Pharmaceuticals, Inc., Miami, Florida; and Southern Pacific Petroleum, Australia, NL. Mr. Whittemore graduated from Dartmouth College in 1953 and from the Amos Tuck School of Business Administration in 1954.

                    THE BOARD OF DIRECTORS AND ITS COMMITTEES

    During 1998 the Board of Directors held four meetings in person, took action by written consent five times, and held four meetings by telephone conference. The Board of Directors has standing compensation, stock option and audit committees. It does not have a standing nominating committee. During 1998 the Board of Directors appointed a committee of the Board of Directors to oversee an affiliate loan transaction (the "Loan Committee").

    The duties of the Compensation Committee are described under "Executive Compensation - Compensation Committee Report". Messrs. Heizer, McClendon, Ward and Whittemore serve on the Compensation Committee. The Compensation Committee held two meetings during 1998.

    Messrs. McClendon and Ward serve on committees which administer the Company's 1992, 1994, 1996 and 1999 stock option plans with respect to all employee participants who are not executive officers. A committee comprised of Messrs. Heizer and Whittemore administers the 1994, 1996 and 1999 plans with respect to employee participants who are executive officers. Each committee for the 1994 and 1996 plans held three meetings during the year ended December 31, 1998. There were no committee meetings for the Company's other stock option plans during 1998.

    The Audit Committee annually recommends the independent accountants to be appointed by the Board of Directors as auditor of the Company and its subsidiaries, and reviews the arrangements for and the results of the auditor's examination of the Company's books and records, internal accounting control procedures, and the activities and recommendations of the Company's internal auditors. It reports to the Board of Directors on Audit Committee activities and makes such investigations as it deems appropriate. Messrs. Kerr, Self and Wilson serve on the Audit Committee. The Audit Committee held two meetings during 1998.

    The Board of Directors formed the Loan Committee in June of 1998 to assist in the negotiation and documentation of two loans extended by one of the Company's subsidiaries to Messrs. McClendon and Ward. Messrs. Heizer and Wilson serve on the Loan Committee and met on numerous occasions during the year. The loans to Messrs. McClendon and Ward are described in "Certain Transactions - Loans to Executives".

    Each director attended, either in person or by telephone conference, all of the Board and committee meetings held while serving as a director or committee member during 1998.

                         INFORMATION REGARDING OFFICERS

EXECUTIVE OFFICERS

    In addition to Messrs. McClendon and Ward, the following are also executive officers of the Company.

    Marcus C. Rowland, age 46, was appointed Executive Vice President in March 1998 and has been the Company's Chief Financial Officer since 1993. He served as Senior Vice President from September 1997 to March 1998 and as Vice President - Finance from 1993 until 1997. From 1990 until his association with the Company, Mr. Rowland was Chief Operating Officer of Anglo-Suisse, L.P. assigned to the White Nights Russian Enterprise, a joint venture of Anglo-Suisse, L.P. and Phibro Energy Corporation, a major foreign operation which was granted the right to engage in oil and gas operations in Russia. Prior to his association with White Nights Russian Enterprise, Mr. Rowland owned and managed his own oil and gas company and prior to that was Chief Financial Officer of a private exploration company in Oklahoma City from 1981 to 1985. Mr. Rowland is a Certified Public Accountant. Mr. Rowland graduated from Wichita State University in 1975.

    Steven C. Dixon, age 40, has been Senior Vice President - Operations since 1995 and served as Vice President - Exploration from 1991 to 1995. Mr. Dixon was a self-employed geological consultant in Wichita, Kansas from 1983 through 1990. He was employed by Beren Corporation in Wichita, Kansas from 1980 to 1983 as a geologist. Mr. Dixon graduated from the University of Kansas in 1980.

    J. Mark Lester, age 46, has been Senior Vice President - Exploration since 1995 and served as Vice President - Exploration from 1989 to 1995. From 1986 to 1989, Mr. Lester was self-employed and acted as a consultant to Messrs. McClendon and Ward. He was employed by various independent oil companies in Oklahoma City from 1980 to 1986, and was employed by Union Oil Company of California from 1977 to 1980 as a geophysicist. Mr. Lester graduated from Purdue University in 1975 and in 1977.

    Henry J. Hood, age 38, was appointed Senior Vice President - Land and Legal in 1997 and served as Vice President - Land and Legal from 1995. Mr. Hood was retained as a consultant to the Company during the two years prior to his joining the Company, and he was associated with the law firm of White, Coffey, Galt & Fite from 1992 to 1995. Mr. Hood was associated with the law firm of Watson & McKenzie from 1987 to 1992. Mr. Hood is a member of the Oklahoma and Texas Bar Associations. Mr. Hood graduated from Duke University in 1982 and from the University of Oklahoma College of Law in 1985.

    Martha A. Burger, age 46, has served as Treasurer since 1995 and as Vice President - Human Resources since June 1998. She was the Company's Human Resources Manager from 1996 to 1998. From 1994 to 1995, she served in various accounting positions with the Company including Assistant Controller - Operations. From 1989 to 1993, Ms. Burger was employed by Hadson Corporation as Assistant Treasurer and from 1993 to 1994, served as Vice President and Controller of Hadson Corporation. Prior to joining Hadson Corporation, Ms. Burger was employed by The Phoenix Resource Companies, Inc. as Assistant Treasurer and by Arthur Andersen & Co. Ms. Burger is a Certified Public Accountant and graduated from the University of Central Oklahoma in 1982 and from Oklahoma City University in 1992.

OTHER OFFICERS

    Thomas L. Winton, age 52, has served as Senior Vice President - Information Technology and Chief Information Officer since July 1998. From 1985 until his association with the Company, Mr. Winton served as the Director, Information Services Department, at Union Pacific Resources Company. Prior to that period Mr. Winton held the positions of Regional Manager - Information Services from 1984 until 1985 and Manager - Technical Applications Planning and Development from 1980 until 1984. Mr. Winton also served as an analyst and supervisor in the Operations Research Division, Conoco Inc., from 1973 until 1980. Mr. Winton graduated from Oklahoma Christian University in 1969, Creighton University in 1973, and the University of Houston in 1980. Mr. Winton also completed the Tuck Executive Program, Amos Tuck School of Business, Dartmouth College in 1987.

    Michael A. Johnson, age 33, has served as Vice President - Financial Reporting since March 1998 and as Chief Accounting Officer since April 1999. From 1993 to March 1998 he served as Assistant Controller to the Company. From 1991 to 1993, he served as Project Manager for Phibro Energy Production, Inc., a Russian joint venture. From 1987 to 1991, Mr. Johnson served as audit manager for Arthur Andersen & Co. Mr. Johnson is a Certified Public Accountant and graduated from the University of Texas at Austin in 1987.

    Thomas S. Price, Jr., age 47, has served as Vice President - Corporate Development since 1992 and was a consultant to the Company during the prior two years. He was employed by Kerr-McGee Corporation, Oklahoma City, from 1988 to 1990 and by Flag-Redfern Oil Company from 1984 to 1988. Mr. Price is Vice Chairman of the Mid-Continent Oil and Gas Association and a member of the Petroleum Investor Relations Association and the National Investor Relations Institute. Mr. Price graduated from the University of Central Oklahoma in 1983, from the University of Oklahoma in 1989, and from the American Graduate School of International Management in 1992.

    Frank E. Jordan, age 38, has served as Vice President - Production since February 1998. From 1994 to 1998, Mr. Jordan served in various engineering positions with the Company, including District Manager - College Station in 1996 and Vice President - Drilling, Northern Division in 1997. Prior to joining the Company, Mr. Jordan served as a Drilling Engineer for Sedco Forex Schlumberger from 1985 to 1989 and as a Production Engineer for Kerr-McGee Corporation from 1991 to 1994. Mr. Jordan is a member of the Society of Petroleum Engineers and graduated from Texas A & M University in 1984 and in 1990.

    Stephen W. Miller, age 42, has served as Vice President - Operations since 1996 and served as District Manager - College Station District from 1994 to 1996. Mr. Miller held various engineering positions in the oil and gas industry from 1980 to 1993. Mr. Miller is a registered Professional Engineer in Texas, is a member of the Society of Petroleum Engineers and graduated from Texas A & M University in 1980.

    Tony S. Say, age 42, has served as President of Chesapeake Energy Marketing, Inc. since 1995. In 1993, Mr. Say co-founded Princeton Natural Gas Company, which was purchased by Chesapeake Energy Corporation in 1995. From 1986 to 1993, Mr. Say was President and Chief Executive Officer of Clinton Gas Transmission, Inc., a company he co-founded and later sold to a major utility in 1993. From 1979 to 1986, Mr. Say was employed by Delhi Gas Pipeline Corporation. Mr. Say is a member of the Natural Gas Society of Oklahoma and the Natural Gas Society of North Texas and graduated from the University of Oklahoma in 1979.

    Janice A. Dobbs, age 50, has served as Corporate Secretary and Compliance Manager since 1993. From 1975 until her association with the Company, Ms. Dobbs was the corporate/securities legal assistant with the law firm of Andrews Davis Legg Bixler Milsten & Price, Inc. in Oklahoma City. From 1973 to 1975, Ms. Dobbs was with Texas International Company, an oil and gas exploration and production company in Oklahoma City. Ms. Dobbs is a Certified Legal Assistant, an associate member of the American Bar Association, a member of the American Society of Corporate Secretaries and the Society of Human Resources Management.

                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

SECURITY OWNERSHIP

    The table below sets forth as of the Record Date (i) the name and address of each person known by management to own beneficially more than 5% of the Company's outstanding Common Stock, the number of shares beneficially owned by each such shareholder and the percentage of outstanding shares owned, and (ii) the number and percentage of outstanding shares of Common Stock beneficially owned by each of the Company's nominees, directors and executive officers listed in the Summary Compensation Table below and by all directors and executive officers of the Company as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.


                 BENEFICIAL OWNER                                                          COMMON STOCK
--------------------------------------------------------      ---------------------------------------------------------------------
                                                                NUMBER OF           OPTION              TOTAL         PERCENT OF
                                                                  SHARES           SHARES(a)          OWNERSHIP          CLASS
                                                              -------------      --------------      ------------    --------------

Tom L. Ward(1)(2) .....................................       11,635,988(b)(c)          481,500        12,117,488         12.5%
  6100 North Western Avenue
  Oklahoma City, OK 73118
Aubrey K. McClendon(1)(2) .............................       10,496,299(c)(d)          346,500        10,842,799         11.2%
  6100 North Western Avenue
  Oklahoma City, OK 73118
Franklin Advisers, Inc.................................          380,000              6,366,867(e)      6,746,867          7.0%
  777 Mariners Island Boulevard
  San Mateo, CA 94403
Edgar F. Heizer, Jr.(1) ...............................          709,650                379,750         1,089,400          1.1%
Breene M. Kerr(1) .....................................          423,250(f)              62,500           485,750           (3)
Shannon T. Self(1) ....................................           42,382(g)             435,666           478,048           (3)
Frederick B. Whittemore(1) ............................          481,800(h)             784,000         1,265,800          1.3%
Walter C. Wilson(1) ...................................                0                283,000           283,000           (3)
Steven C. Dixon(2) ....................................           13,256(c)             364,900           378,156           (3)
J. Mark Lester(2) .....................................           31,583(c)              77,400           108,983           (3)
Marcus C. Rowland(2) ..................................           74,830(c)              40,500           115,330           (3)
All directors and executive officers as a group .......       23,934,588              3,257,966        28,176,869         28.2%

----------

(1)  Director

(2)  Executive officer of the Company

(3)  Less than 1%

(a) Represents shares of Common Stock which can be acquired on the Record Date or 60 days thereafter through the exercise of options or conversion of the Company's Convertible Preferred Stock.

(b) Includes 1,846,860 shares held by TLW Investments, Inc., an Oklahoma corporation of which Mr. Ward is sole shareholder and chief executive officer; 1,098,600 shares held by the Aubrey K. McClendon Children's Trust of which Mr. Ward is Trustee; and 21,435 shares held by Mr. Ward's immediate family sharing the same household. Excluded are the shares of Common Stock beneficially owned by Mr. McClendon which may be attributed to Mr. Ward based on a jointly filed Schedule 13D. Mr. Ward disclaims such ownership.

(c) Includes shares purchased on behalf of the executive officer in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan (Tom
     L. Ward, 17,903 shares; Aubrey K. McClendon, 24,467 shares; Steven C. Dixon, 8,256 shares; J. Mark Lester, 7,083 shares; and Marcus C. Rowland, 12,724 shares).

(d) Includes 508,560 shares held by Chesapeake Investments, an Oklahoma limited partnership of which Mr. McClendon is sole general partner. Excluded are the shares beneficially owned by Mr. Ward which may be attributed to Mr. McClendon based on a jointly filed Schedule 13D. Mr. McClendon disclaims such ownership.

(e) Consists of 885,000 shares of the Company's Convertible Preferred Stock which is convertible into 6,366,867 shares of the Company's Common Stock based upon Schedule 13G filed January 28, 1999.

(f) Includes 250,000 shares held by Talbot Fairfield II Limited Partnership, of which Mr. Kerr is a general partner.

(g) Consists of 42,382 shares held by Pearson Street Limited Partnership, an Oklahoma limited partnership of which Mr. Self is a general partner and the remaining partner is Mr. Self's spouse.

(h) Includes 41,750 shares held by Mr. Whittemore as trustee of the Whittemore Foundation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers and persons who beneficially own more than 10% of the Company's Common Stock to file reports of ownership and subsequent changes with the Securities and Exchange Commission. Based only on a review of copies of such reports and written representations delivered to the Company by such persons, the Company believes that there were no violations of Section 16(a) by such persons during 1998.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    In 1997 the Company changed its fiscal year end to December 31 from June 30. The following table sets forth for the fiscal year ended December 31, 1998, the transition period for the six months ended December 31, 1997 and the fiscal years ended June 30, 1997 and June 30, 1996 the compensation earned in each period by (i) the Company's chief executive officer, and (ii) the four other most highly compensated executive officers:


                                                         ANNUAL COMPENSATION
                                            --------------------------------------------  SECURITIES
                                                                                          UNDERLYING
                                                                              OTHER         OPTION            ALL
                                  PERIOD                                     ANNUAL         AWARDS           OTHER
 NAME AND PRINCIPAL POSITION      ENDING      SALARY         BONUS       COMPENSATION(a) (# OF SHARES)  COMPENSATION(c)
-----------------------------   --------    ---------      --------      ---------------  ------------  --------------
Aubrey K. McClendon             12/31/98    $ 350,000      $325,000        $ 115,429      1,505,808(b)     $ 10,000
  Chairman of the Board and     12/31/97    $ 150,000      $200,000        $  92,625        457,800(b)     $     --
  Chief Executive Officer        6/30/97    $ 250,000      $310,000        $  76,950        463,000(b)     $ 11,050
                                 6/30/96    $ 185,000      $100,000        $  65,408        288,000        $  8,295

Tom L. Ward                     12/31/98    $ 350,000      $325,000        $ 115,977      1,505,808(b)     $ 10,000
  President and                 12/31/97    $ 150,000      $200,000        $  93,026        457,800(b)     $     --
  Chief Operating Officer        6/30/97    $ 250,000      $310,000        $  77,908        463,000(b)     $ 13,700
                                 6/30/96    $ 185,000      $100,000        $  66,850        288,000        $  8,368

Marcus C. Rowland               12/31/98    $ 250,000      $175,000           (d)           397,476(b)     $ 10,000
  Executive Vice President      12/31/97    $ 112,500      $100,000           (d)           131,600(b)     $     --
  and Chief Financial Officer    6/30/97    $ 185,000      $155,000           (d)            36,000(b)     $  9,500
                                 6/30/96    $ 165,000      $ 40,000           (d)           171,000        $ 11,333

Steven C. Dixon                 12/31/98    $ 190,000      $110,000           (d)           206,120(b)     $ 10,000
  Senior Vice President -       12/31/97    $  87,500      $ 50,000           (d)            92,000(b)     $     --
  Operations                     6/30/97    $ 145,000      $105,000           (d)            30,000(b)     $ 11,500
                                 6/30/96    $ 125,000      $ 27,500           (d)            97,500        $  9,870

J. Mark Lester                  12/31/98    $ 175,000      $100,000           (d)           153,691(b)     $ 10,000
  Senior Vice President -       12/31/97    $  80,000      $ 40,000           (d)            69,700(b)     $  2,660
  Exploration                    6/30/97    $ 132,500      $ 70,000           (d)            19,500(b)     $ 10,400
                                 6/30/96    $ 110,000      $ 21,000           (d)            64,500        $  7,635

----------

(a) Represents the cost of personal benefits provided by the Company, including for fiscal year 1998 personal accounting support ($68,725 each), personal vehicle ($18,000 each), travel allowance ($25,000 each) and country club membership dues ($3,704 for Mr. McClendon and $4,252 for Mr. Ward).

(b) Includes option grants which were canceled and replacement options which were granted at 60% of the original grant. No awards of restricted stock or payments under long-term incentive plans were made by the Company to any of the named executives in any period covered by the table.

(c) Represents Company matching contributions to the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan.

(d) Other annual compensation did not exceed the lesser of $50,000 ($25,000 for the transition period) or 10% of the executive officer's salary and bonus during the period.

STOCK OPTIONS GRANTED DURING 1998

    The following table sets forth information concerning options to purchase Common Stock granted during 1998 to the executive officers named in the Summary Compensation Table. Amounts represent stock options granted under the Company's 1994 and 1996 stock option plans and include both incentive and non-qualified stock options. One-fourth of each option becomes exercisable on each of the first four grant date anniversaries. See "Option Repricing" below. The exercise price of each option represents the market price of the Common Stock on the date of grant.



                                            INDIVIDUAL GRANTS
                         ------------------------------------------------------     POTENTIAL REALIZABLE VALUE
                                            PERCENT OF                                AT ASSUMED ANNUAL RATES
                                           TOTAL OPTIONS                            OF STOCK PRICE APPRECIATION
                             NUMBER OF      GRANTED TO                                  FOR OPTION TERM(a)
                            SECURITIES     EMPLOYEES IN   EXERCISE                ------------------------------
                            UNDERLYING      YEAR ENDED    PRICE PER   EXPIRATION
         NAME             OPTIONS GRANTED    12/31/98       SHARE        DATE           5%              10%
---------------------    ---------------- ------------- -----------  -----------  --------------  --------------

Aubrey K. McClendon          400,000(b)      2.6%          $6.69           N/A            N/A             N/A
                             514,680(b)      3.3%          $4.06           N/A            N/A             N/A
                             500,000(b)      3.2%          $3.00           N/A            N/A             N/A
                           1,505,808(c)      9.7%          $1.13      10/16/08     $1,070,104      $2,711,853

Tom L. Ward                  400,000(b)      2.6%          $6.69           N/A            N/A             N/A
                             514,680(b)      3.3%          $4.06           N/A            N/A             N/A
                             500,000(b)      3.2%          $3.00           N/A            N/A             N/A
                           1,505,808(c)      9.7%          $1.13      10/16/08     $1,070,104      $2,711,853

Marcus C. Rowland            100,000(b)      0.6%          $6.69           N/A            N/A             N/A
                             138,960(b)      0.9%          $4.06           N/A            N/A             N/A
                             125,000(b)      0.8%          $3.00           N/A            N/A             N/A
                             397,476(c)      2.6%          $1.13      10/16/08     $  282,469      $  715,826

Steven C. Dixon               50,000(b)      0.3%          $6.69           N/A            N/A             N/A
                              85,200(b)      0.5%          $4.06           N/A            N/A             N/A
                              40,000(b)      0.3%          $3.00           N/A            N/A             N/A
                             206,120(c)      1.3%          $1.13      10/16/08     $  146,479      $  371,207

J. Mark Lester                40,000(b)      0.3%          $6.69           N/A            N/A             N/A
                              65,820(b)      0.4%          $4.06           N/A            N/A             N/A
                              35,000(b)      0.2%          $3.00           N/A            N/A             N/A
                             153,691(c)      1.0%          $1.13      10/16/08     $  109,221      $  276,787


----------
(a) The assumed annual rates of stock price appreciation of 5% and 10% are set by the Securities and Exchange Commission and are not intended as a forecast of possible future appreciation in stock prices.

(b) Option was canceled upon grant of replacement option to purchase 60% of shares covered by the original option.

(c) This includes the repriced options received by the executive officer in connection with the October 16, 1998 repricing which resulted in a forfeiture of previously granted options to purchase 603,872 shares for Mr. McClendon, 603,872 shares for Mr. Ward, 164,984 shares for Mr. Rowland, 104,074 shares for Mr. Dixon and 69,127 shares for Mr. Lester.

OPTION REPRICING

    The following table sets forth information about the repricing of options to purchase Common Stock held by executive officers. Amounts represent replacement stock options granted under the Company's 1994 and 1996 stock option plans and include both incentive and non-qualified stock options. The replacement options granted in 1994 are fully vested and the replacement options granted on October 16, 1998 vest in equal annual increments over four years. The exercise price of each option represents the market price of the Common Stock on the date of grant.


                                                                                                       LENGTH OF
                                                                                                       ORIGINAL
                                                              MARKET                                  OPTION TERM
                                              NUMBER OF      PRICE OF    EXERCISE                      REMAINING
                               DATE          SECURITIES      STOCK AT    PRICE AT                     AT DATE OF
       NAME AND               OPTIONS        UNDERLYING       TIME OF     TIME OF        NEW           REPRICING
  PRINCIPAL POSITION         REPRICED     OPTIONS REPRICED   REPRICING   REPRICING  EXERCISE PRICE    YEARS    DAYS
------------------------    ------------  ----------------   ----------  ---------  --------------  ----------------

Aubrey K. McClendon           6/13/97(a)         200,000         $14.75      $25.88       $14.75         9     183
 Chairman of the Board        6/13/97(a)          63,000         $14.75      $17.67       $14.75         8     295
 and                          8/21/97(a)         157,800         $ 7.31      $14.75       $ 7.31         9     296
 Chief Executive              6/15/98(a)         180,000         $ 4.06      $ 8.75       $ 4.06         9      16
 Officer                      6/15/98(a)          94,680         $ 4.06      $ 7.31       $ 4.06         9      67
                              6/15/98(a)         240,000         $ 4.06      $ 6.69       $ 4.06         9     205
                             10/16/98            114,014         $ 1.13      $ 5.67       $ 1.13         6     319
                             10/16/98            162,000         $ 1.13      $ 4.92       $ 1.13         6     192
                             10/16/98            329,794         $ 1.13      $ 4.06       $ 1.13         9     243
                             10/16/98            300,000         $ 1.13      $ 3.00       $ 1.13         9     273

Tom L. Ward                   6/13/97(a)         200,000         $14.75      $25.88       $14.75         9     183
 President and                6/13/97(a)          63,000         $14.75      $17.67       $14.75         8     295
 Chief Operating              8/21/97(a)         157,800         $ 7.31      $14.75       $ 7.31         9     296
 Officer                      6/15/98(a)         180,000         $ 4.06      $ 8.75       $ 4.06         9      16
                              6/15/98(a)          94,680         $ 4.06      $ 7.31       $ 4.06         9      67
                              6/15/98(a)         240,000         $ 4.06      $ 6.69       $ 4.06         9     205
                             10/16/98            114,014         $ 1.13      $ 5.67       $ 1.13         6     319
                             10/16/98            162,000         $ 1.13      $ 4.92       $ 1.13         6     192
                             10/16/98            329,794         $ 1.13      $ 4.06       $ 1.13         9     243
                             10/16/98            300,000         $ 1.13      $ 3.00       $ 1.13         9     273

Marcus C. Rowland             1/21/94             81,000         $ 0.56      $ 1.07       $ 0.56         9       0
 Executive Vice               4/25/97(a)          36,000         $14.25      $17.67       $14.25         8     344
 President and Chief          8/21/97(a)          21,600         $ 7.31      $14.25       $ 7.31         9     247
 Financial Officer            6/15/98(a)          48,000         $ 4.06      $ 8.75       $ 4.06         9      67
                              6/15/98(a)          30,960         $ 4.06      $ 7.31       $ 4.06         9      67
                              6/15/98(a)          60,000         $ 4.06      $ 6.69       $ 4.06         9     205
                             10/16/98             40,500         $ 1.13      $ 5.67       $ 1.13         6     319
                             10/16/98             48,600         $ 1.13      $ 4.92       $ 1.13         6     192
                             10/16/98             83,376         $ 1.13      $ 4.06       $ 1.13         9     243
                             10/16/98             75,000         $ 1.13      $ 3.00       $ 1.13         9     273

Steven C. Dixon               1/21/94            145,800         $ 0.56      $ 1.07       $ 0.56         9       0
 Senior Vice President-       4/25/97(a)          30,000         $14.25      $17.67       $14.25         8     344
 Operations                   8/21/97(a)          18,000         $ 7.31      $14.25       $ 7.31         9     247
                              6/15/98(a)          30,000         $ 4.06      $ 8.75       $ 4.06         9      67
                              6/15/98(a)          29,165         $ 4.06      $ 7.31       $ 4.06         9      67
                              6/15/98(a)          26,035         $ 4.06      $ 6.69       $ 4.06         9     205
                             10/16/98             40,500         $ 1.13      $ 5.67       $ 1.13         6     319
                             10/16/98             40,500         $ 1.13      $ 4.92       $ 1.13         6     192
                             10/16/98             51,120         $ 1.13      $ 4.06       $ 1.13         9     243
                             10/16/98             24,000         $ 1.13      $ 3.00       $ 1.13         9     273


                                                                                                       LENGTH OF
                                                                                                       ORIGINAL
                                                              MARKET                                  OPTION TERM
                                              NUMBER OF      PRICE OF    EXERCISE                      REMAINING
                               DATE          SECURITIES      STOCK AT    PRICE AT                     AT DATE OF
       NAME AND               OPTIONS        UNDERLYING       TIME OF     TIME OF        NEW           REPRICING
  PRINCIPAL POSITION         REPRICED     OPTIONS REPRICED   REPRICING   REPRICING  EXERCISE PRICE    YEARS    DAYS
------------------------    ------------  ----------------   ----------  ---------  --------------  ----------------


Henry J. Hood                 4/25/97(a)          19,500         $14.25      $17.67       $14.25         8     344
 Senior Vice President-       8/21/97(a)          16,242         $ 7.31      $14.25       $ 7.31         9     247
 Land and Legal               6/15/98(a)          24,000         $ 4.06      $ 8.75       $ 4.06         9      67
                              6/15/98(a)          17,820         $ 4.06      $ 7.31       $ 4.06         9      67
                              6/15/98(a)          24,000         $ 4.06      $ 6.69       $ 4.06         9     205
                             10/16/98             18,900         $ 1.13      $ 5.67       $ 1.13         6     319
                             10/16/98              5,063         $ 1.13      $ 4.92       $ 1.13         6     192
                             10/16/98             39,492         $ 1.13      $ 4.06       $ 1.13         9     243
                             10/16/98             21,000         $ 1.13      $ 3.00       $ 1.13         9     273

J. Mark Lester                1/21/94            145,800         $ 0.56      $ 1.07       $ 0.56         9       0
 Senior Vice President-       4/25/97(a)          19,500         $14.25      $17.67       $14.25         8     344
 Exploration                  8/21/97(a)          14,146         $ 7.31      $14.25       $ 7.31         9     247
                              6/15/98(a)          24,000         $ 4.06      $ 8.75       $ 4.06         9      67
                              6/15/98(a)          16,721         $ 4.06      $ 7.31       $ 4.06         9      67
                              6/15/98(a)          25,099         $ 4.06      $ 6.69       $ 4.06         9     205
                             10/16/98             27,000         $ 1.13      $ 5.67       $ 1.13         6     319
                             10/16/98             16,200         $ 1.13      $ 4.92       $ 1.13         6     192
                             10/16/98             39,491         $ 1.13      $ 4.06       $ 1.13         9     243
                             10/16/98             21,000         $ 1.13      $ 3.00       $ 1.13         9     273

Martha A. Burger              4/25/97(a)          13,500         $14.25      $17.67       $14.25         8     344
 Treasurer and                8/21/97(a)           8,100         $ 7.31      $14.25       $ 7.31         9     247
 Vice President-              6/15/98(a)          10,260         $ 4.06      $ 8.75       $ 4.06         9      67
 Human Resources              6/15/98(a)           9,000         $ 4.06      $ 7.31       $ 4.06         9      67
                              6/15/98(a)           9,000         $ 4.06      $ 6.69       $ 4.06         9     205
                             10/16/98              6,750         $ 1.13      $ 5.67       $ 1.13         6     319
                             10/16/98              4,050         $ 1.13      $ 4.92       $ 1.13         6     192
                             10/16/98             16,956         $ 1.13      $ 4.06       $ 1.13         9     243
                             10/16/98              9,000         $ 1.13      $ 3.00       $ 1.13         9     273

----------

(a) Option was canceled and a replacement option was granted at 60% of the number of shares covered by the original option.

AGGREGATED OPTION EXERCISES IN 1998 AND DECEMBER 31, 1998 OPTION VALUES

    The following table sets forth information about options exercised by the named executive officers during 1998 and the unexercised options to purchase Common Stock held by them at December 31, 1998.


                                                        NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED            IN-THE-MONEY
                                                         OPTIONS AT 12/31/98        OPTIONS AT 12/31/98(a)
                             SHARES                   --------------------------   ---------------------------
                           ACQUIRED      VALUE
         NAME             ON EXERCISE   REALIZED(b)   EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------    -----------   -----------   -----------  -------------   -----------   -------------

Aubrey K. McClendon             --       $    --        346,500      1,505,808        $     --       $     --
Tom L. Ward                     --       $    --        661,500      1,505,808        $ 70,596       $     --
Marcus C. Rowland               --       $    --         40,500        397,476        $     --       $     --
Steven C. Dixon              2,000       $ 7,148        364,900        206,120        $ 68,396       $     --
J. Mark Lester                  --       $    --         77,400        153,691        $ 21,103       $     --

----------

(a) At December 31, 1998, the closing price of the Common Stock on the New York Stock Exchange was $0.94. "In-the-money options" are stock options with respect to which the market value of the underlying shares of Common Stock exceeded the exercise price at December 31, 1998. The values shown were determined by subtracting the aggregate exercise price of such options from the aggregate market value of the underlying shares of Common Stock on December 31, 1998.

(b) Represents amounts determined by subtracting the aggregate exercise price of such options from the aggregate market value of the underlying shares of Common Stock on the exercise date.

PERFORMANCE GRAPH

    The following graph compares the performance of the Company's Common Stock to the S&P 500 Stock Index and to a group of peer companies selected by the Company for the periods indicated. The graph assumes the investment of $100 on February 5, 1993 (the day public trading in the Company's Common Stock commenced) and that all dividends, if any, were reinvested. The value of the investment at the end of each year is shown in the graph and in the table which follows:


                          CHESAPEAKE      PRIOR        CURRENT      S&P 500
  MEASUREMENT PERIOD         ENERGY       PEER          PEER          STOCK
 (FISCAL YEAR COVERED)    CORPORATION    GROUP(a)     GROUP(b)        INDEX
----------------------    -----------    --------     ---------     ---------

        2/5/93             $  100.00     $ 100.00      $ 100.00     $ 100.00
      12/31/94             $  259.26     $ 107.67      $  91.53     $ 101.32
      12/31/95             $  820.96     $ 132.89      $ 116.56     $ 139.40
      12/31/96             $2,060.15     $ 167.55      $ 148.75     $ 171.40
      12/31/97             $  563.75     $ 150.24      $ 131.05     $ 228.59
      12/31/98             $  180.29     $  81.67      $  81.11     $ 293.91

Performance Since 2/5/93      +80.29%      -18.33%       -18.89%     +193.9%


----------

(a) The prior peer group is comprised of Anadarko Petroleum Corporation, Apache Corporation, Barrett Resources Corporation, Burlington Resources, Inc., Cross Timbers Oil Company, Devon Energy Corporation, Enron Oil & Gas Company, Louis Dreyfus Natural Gas Corporation, Noble Affiliates, Inc., Nuevo Energy Company, Ocean Energy, Inc., Pioneer Natural Resources Company, Seagull Energy Corporation, TransTexas Gas Corporation, Union Pacific Resources Corporation and Vintage Petroleum, Inc.

(b) In order to more accurately reflect the overall exploration and production sector of the energy business, the Company expanded its peer group in 1998. The current peer group is comprised of Anadarko Petroleum Corporation, Apache Corporation, Barrett Resources Corporation, Belco Oil & Gas Corp., Benton Oil & Gas Company, Burlington Resources, Inc., Cabot Oil & Gas Corporation, Cross Timbers Oil Company, Devon Energy Corporation, EEX Corporation, Enron Oil & Gas Company, Forcenergy Inc., Forest Oil Corporation, HS Resources, Inc., KCS Energy, Inc., Louis Dreyfus Natural Gas Corporation, Newfield Exploration Company, Noble Affiliates, Inc., Nuevo Energy Company, Ocean Energy, Inc., Pioneer Natural Resources Company, Santa Fe Energy Resources, Inc., Seagull Energy Corporation, TransTexas Gas Corporation, Union Pacific Resources Group, Inc. and Vintage Petroleum, Inc.

EMPLOYMENT AGREEMENTS

    The Company has employment agreements with Messrs. McClendon and Ward, each of which provides, among other things, for an annual base salary of not less than $350,000, bonuses at the discretion of the Board of Directors, eligibility for stock options and benefits, including an automobile and travel allowance, club membership and personal accounting support. Each agreement has a term of five years commencing July 1, 1998, which term is automatically extended for one additional year on each June 30 unless one of the parties provides 30 days prior notice of non-extension. In addition, for each calendar year during which the employment agreements are in effect, Messrs. McClendon and Ward each agree to hold shares of the Company's Common Stock having an aggregate investment value equal to 500% of his annual base salary and bonus.

    Under the employment agreements, Messrs. McClendon and Ward are permitted to participate in all of the wells spudded by or on behalf of the Company during each calendar quarter. In order to participate, at least 30 days prior to the beginning of a calendar quarter the executive must notify the disinterested members of the Compensation Committee whether the executive elects to participate and, if so, the percentage working interest for the executive in each well spudded by or on behalf of the Company during such quarter. The participation election by Messrs. McClendon or Ward may not exceed a 2.5% working interest in a well and is not effective for any well where the Company's working interest after elections by Messrs. McClendon, Ward and Rowland to participate would be reduced to below 12.5%. Once an executive elects to participate, the percentage cannot be adjusted during the calendar quarter without the prior written consent of the disinterested directors, and no such adjustment has ever been requested or granted. For each well in which the executive participates, the Company bills to the executive an amount equal to the executive's participation percentage multiplied by the costs of drilling and operating incurred in drilling the well, together with leasehold costs in an amount determined by the Company to approximate what third parties pay for similar leasehold in the area of the well. Payment is due within 150 days for invoices received prior to June 30, 2000 and within 90 days for invoices received subsequent to such date. The executive also receives a proportionate share of revenue from the well less certain charges by the Company for marketing the production. As a result of marketing arrangements with other participants in the Company's wells to correct the timing of the receipt of revenues, the Company has advanced to the executives an amount equal to two months production on each of the wells based on a six-month trailing average of production revenue. As a result of declines in the price of oil and natural gas, such advance now exceeds two months production for the executives' working interests. The Company and the executives have agreed that such amount will bear interest, and have also agreed to a payment schedule to reduce such advance to equal one month's production to be adjusted semiannually.

    Messrs. McClendon and Ward have agreed that they will not engage in oil and gas operations individually except pursuant to the aforementioned participation in Company wells and as a result of subsequent operations on properties owned by them or their affiliates as of July 1, 1995. Messrs. McClendon and Ward participated in all wells drilled by the Company from its initial public offering in February 1993 through December 1998 with either a 1.0%, 1.25% or 1.5% working interest. Messrs. McClendon and Ward have agreed not to participate in the Company's wells during the first three quarters of 1999.

    The Company has a similar employment agreement with Mr. Rowland. It provides for an annual base salary of not less than $250,000. The agreement has a term of two years beginning July 1, 1998, which term is automatically extended for one additional year on each June 30 unless one of the parties provides 30 days prior notice of non-extension. Mr. Rowland is permitted to participate in wells drilled by the Company in the same manner as Messrs. McClendon and Ward, except that Mr. Rowland's working interest participation in a well may not exceed 1%. Mr. Rowland did not participate in the Company's wells in 1998. Messrs. McClendon, Ward and Rowland may not participate in any well in which their combined working interests cause the Company's working interest to be reduced to less than 12.5%. Mr. Rowland agrees to hold shares of the Company's Common Stock having an aggregate investment value (as defined) equal to 100% of his annual base salary and bonus during each calendar year for the term of the agreement.

    The Company also has employment agreements with Messrs. Dixon and Lester. These agreements have a term of three years from July 1, 1997, with annual base salaries of $175,000 for Mr. Dixon and $160,000 for Mr. Lester. The agreements require each of them to acquire and continue to hold shares of the Company's Common Stock having an annual aggregate investment value equal to 15% of their annual base salary and bonus compensation.

    The Company may terminate any of the employment agreements with its executive officers at any time without cause; however, upon such termination Messrs. McClendon, Ward and Rowland are entitled to continue to receive salary and benefits for the balance of the contract term. Messrs. Dixon and Lester are entitled to 12 months compensation and benefits. Each of the employment agreements for Messrs. McClendon, Ward and Rowland further states that if, during the term of the agreement, there is a change of control and (a) within one year the agreement expires and is not extended, (b) within one year the executive officer resigns as a result of (i) a reduction in the executive officer's compensation, or (ii) a required relocation more than 25 miles from the executive officer's then current place of employment or (c) within two years from the effective date of the change of control the executive officer is terminated other than for cause, death or incapacity, then the executive officer will be entitled to a severance payment in an amount equal to 60 months of base compensation (as that term is defined in the agreements) for Messrs. McClendon and Ward and 36 months for Mr. Rowland. Change of control is defined in these agreements to include (x) an event which results in a person acquiring beneficial ownership of securities having 35% or more of the voting power of the Company's outstanding voting securities, or (y) within two years of a tender offer or exchange offer for the voting stock of the Company or as a result of a merger, consolidation, sale of assets or contested election, a majority of the members of the Company's Board of Directors is replaced by directors who were not nominated and approved by the Board of Directors.

DIRECTORS' COMPENSATION

    From July 1997 through March 1998 directors who were not officers of the Company ("non-management directors") received an annual retainer of $10,000, payable quarterly, and $1,250 for each meeting of the Board attended. Beginning in April 1998, each non-management director received $5,000 for each board meeting attended, not to exceed $20,000 per year, and an annual retainer of $5,000, payable quarterly. Directors are reimbursed for travel and other expenses. Officers who also serve as directors do not receive fees for serving as directors.

    During the first quarter of 1998, each non-management director received ten-year non-qualified options under the Company's 1992 Nonstatutory Stock Option Plan (the "1992 NSO Plan") to purchase 3,750 shares of Common Stock, at an exercise price equal to the market price on the date of grant. Beginning in April 1998, each non-management director was awarded a ten-year option to purchase 6,250 shares of Common Stock each quarter (25,000 shares per year) on the first business day of each quarter at an exercise price equal to the market price on the grant date. The options are fully exercisable upon grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1998, the Compensation Committee was composed of Messrs. Heizer, McClendon, Ward and Whittemore. Mr. McClendon is Chairman of the Board and Chief Executive Officer of the Company and Mr. Ward is the Company's President and Chief Operating Officer.

    Messrs. McClendon and Ward administer the Company's 1992 stock option plans. The 1992 Incentive Stock Option Plan was terminated in December 1994 except with respect to the administration of outstanding options. The only options issued under the 1992 NSO Plan during the year ended December 31, 1998 were those to the Company's non-employee directors pursuant to a formula award provision. See "Directors' Compensation". Messrs. McClendon and Ward also serve on committees which administer the Company's 1994, 1996 and 1999 stock option plans with respect to employee participants who are not executive officers. Messrs. Heizer and Whittemore serve on committees which administer the 1994, 1996 and 1999 plans with respect to employee participants who are executive officers.

    Messrs. McClendon and Ward participate as working interest owners in the Company's oil and gas wells pursuant to the terms of their employment agreements with the Company. See "Employment Agreements". Accounts receivable from Messrs. McClendon and Ward are generated by joint interest billings relating to such participation and as a result of miscellaneous expenses paid on their behalf by the Company. A subsidiary of the Company extended loans of $5.0 million each to Messrs. McClendon and Ward in 1998. See "Certain Transactions".

COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Board of Directors is responsible for establishing the Company's compensation policies and monitoring the implementation of the Company's compensation system. The Committee's specific duties include establishing and periodically reviewing the Company's compensation policies, overseeing the compensation of the Company's executive officers, coordinating with the Company's stock option committees in the award of stock options and the annual review of the Company's benefit plans. The compensation of the Company's employees consists of several components, each of which is determined using different methods and objectives. The components include: (a) base salary, (b) cash bonuses, (c) stock options, and (d) medical insurance, life insurance and other non-cash benefits. The Committee has determined not to grant economic interests in the Company's oil and gas assets as a form of compensation.

    EXECUTIVE OFFICER COMPENSATION. At the time of the Company's initial public offering, the Company's executive officers consisted of Messrs. McClendon, Ward and Rowland. Their compensation was developed based on the historical compensation paid by the Company to Messrs. McClendon and Ward, advice from a number of the Company's professional advisors and negotiation of employment agreements with such individuals. Because Messrs. McClendon and Ward had historically received only nominal compensation from the Company, the executive officers' compensation was substantially below the compensation paid by the Company's peer group. The Committee believes the executive officers' compensation should be competitive with the Company's peer group and has increased the executive officers' compensation to comparable levels. The executive officers' compensation is designed to encourage both short and long-term performance aligned with shareholders' interests. The individual components of the executive officers' compensation and the factors considered in connection with each component are as follows:

    Base Salary. The executive officers' base salary is reviewed semiannually and is set for each individual. Although the Committee believes that performance-based pay elements should be a key element in the executive officers' compensation package, the Company must also maintain base salary levels commensurate with the Company's peer group. The Committee believes the base salary of the executive officers should be near the mean of the Company's peer group over time. In addition, the Committee increased the base salary of the executive officers because of the increase in the Company's asset base and the successful repositioning of the Company as a long-lived natural gas producer through eight significant acquisitions during the past 18 months. The actual amount of each executive's base salary reflects and is adjusted on a subjective basis for such factors as leadership, commitment, attitude, motivational effect, level of responsibility, prior experience and extraordinary contributions to the Company.

    Cash Bonuses. The Committee believes that cash bonuses should be paid to the executive officers based on a subjective evaluation of the performance of the Company and the individual. The cash bonuses awarded for 1998 were based on the successful repositioning of the Company as a long-lived gas producer. Performance measurements for the Company as a whole include growth in oil and gas reserves, production and cash flow. Performance measurements for each individual or business segment are dependent on the individual circumstances. It is anticipated that an executive officer's bonus as percentage of base salary will increase as the management level and responsibility level of the individual increases and as the size of the Company increases. The Committee does not believe bonuses can be awarded based on a predetermined formula so the amount of each executive officer's cash bonus is based on a subjective evaluation of many factors such as performance, leadership, commitment, attitude, motivational effect, level of responsibility, prior experience and extraordinary contributions to the Company.

    Stock Options. The other performance-based compensation provided by the Company is the issuance of stock options under existing and future stock option plans. Currently, stock options are granted to virtually all employees based on a subjective determination utilizing the factors for base compensation and cash bonus awards. Because all stock options are issued at not less than the market price of the Company's Common Stock on the date of issuance and options granted in 1998 vest over a period of not less than four years, the options provide strong incentives for long-term performance and continued retention of the executives by the Company. The Committee coordinates closely with the Company's stock option committees in issuing the stock options.

    Employee Retention Program. As a result of the Company's announcement in July 1998 that it was exploring various strategic alternatives, the Committee determined that the Company was at substantial risk of losing many of its employees, especially accounting and technical personnel. The risk was increased by the strong demand for accounting and technical personnel in the markets in which the Company operates. Accordingly, the Committee instituted an employee retention program for certain of the Company's employees which provides for bonus payments and guaranteed severance packages. The retention program does not cover Messrs. McClendon, Ward or Rowland.

    1998 Performance. The Company's performance for the year ended December 31, 1998 was significantly below the expectations of management. However, the Committee recognized that the loss was due in large part to a severe industry-wide decline in the price for oil and gas. Moreover, the repositioning of the Company was successfully completed during 1998. As a result, the Committee reduced or maintained the annualized executive compensation while conforming to an overall compensation level approximately that of other public oil and gas companies that compete with the Company for employees and projects.

    Repricing of Stock Options. A substantial component of the Company's compensation has historically been paid in the form of stock options. As a result of declining market prices for the Company's Common Stock during 1998, management advised that a number of employees were vulnerable to hiring by the Company's competitors and by companies in other, more prosperous industries. Based on the foregoing, the Committee determined that it was in the best interests of the Company to reprice out-of-the-money stock options that were of no value to the employee, but to require the employee to forfeit a substantial number of the repriced options. Accordingly, the Committee conditioned each repricing on forfeiture of 40% of the options to be repriced. The stock option repricing was approved or ratified by all non-management members of the board. The options issued to non-employee directors were not repriced during 1998.

    Suggested Stock Ownership. The Committee believes it is appropriate for each executive officer to maintain direct ownership in the Company's Common Stock, as provided in the individual employment agreements. The stock ownership targets for executive officers range from 10% to 500% of annual base salary and bonus (based on the individual officer's aggregate investment in the stock as computed under the employment agreements). The Committee believes that compliance with such stock ownership targets is necessary to ensure that the interests of the executive officers and shareholders are the same. Failure to meet such objectives will adversely and materially affect the performance-based compensation for an executive officer who fails to meet the stock ownership targets. It is the Committee's further belief that a large stock ownership position should not negatively affect an executive officer's compensation or stock option awards. Except for stock ownership targets discussed above, the Committee does not consider the number of options or stock held in determining compensation.

    Discretion. Individual circumstances and performance can substantially affect the amount of compensation or benefits to be received by each executive officer. In general, measuring the efforts or impact of an individual employee and converting such concepts on an objective basis to a quantifiable increase in compensation is not possible. However, given the importance of individual effort to the success of the Company, the lack of objective measurement standards should not prohibit performance rewards. Accordingly, from time to time, the Committee may provide extraordinary compensation to an individual employee or group of employees based on outstanding performance.

    Policy on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid by a publicly held company to its chief executive officer and the company's four other most highly compensated executive officers, unless certain requirements are met. The Committee presently intends that all compensation paid to executive officers will meet the requirements for deductibility under Section 162(m). However, the Committee may award compensation which is not deductible under
Section 162(m) if it believes that such awards would be in the best interest of the Company or its shareholders.

    COMPENSATION OF CHIEF EXECUTIVE OFFICER AND CHIEF OPERATING OFFICER. Based on historical operations of the Company, the Chief Executive Officer and Chief Operating Officer have identical positions with managerial control over different areas of the Company. Accordingly, the Chief Executive Officer and Chief Operating Officer have been historically compensated on an equal basis and the Committee anticipates that such practice will continue in the future. In each case, the compensation for each of the officers was determined in the same manner as the compensation for other executive officers of the Company. The base salary received by each of the officers is below the trailing mean of the peer group considered by the Compensation Committee. The cash bonuses and options granted to Messrs. McClendon and Ward were based on the subjective evaluation of the Company's growth during a very challenging year for the industry, the perceived contributions of Messrs. McClendon and Ward to that growth and the compensation paid to other chief executive officers of the Company's peer group. The Committee determined that the overall compensation for the Chief Executive Officer and Chief Operating Officer were appropriate in light of the Company's repositioning during a period of adverse market conditions.


         COMPENSATION COMMITTEE              SPECIAL STOCK OPTION COMMITTEE
       OF THE BOARD OF DIRECTORS                 OF THE BOARD OF DIRECTORS
       -------------------------             -------------------------------
          Edgar F. Heizer, Jr.                     Edgar F. Heizer, Jr.
          Aubrey K. McClendon                      Frederick B. Whittemore
          Tom L. Ward
          Frederick B. Whittemore

CERTAIN TRANSACTIONS

    Legal Counsel. Shannon T. Self, a director of the Company, is a shareholder in the law firm of Self, Giddens & Lees, Inc., which provides legal services to the Company. During 1998, the firm billed the Company approximately $493,000 for such legal services.

    Oil and Gas Operations. Prior to 1989, Messrs. McClendon and Ward and their affiliates, as independent oil producers, acquired various leasehold and working interests. In 1989, Chesapeake Operating, Inc. ("COI"), a wholly-owned subsidiary of the Company, was formed to drill and operate wells in which Messrs. McClendon and Ward or their affiliates owned working interests. COI entered into joint operating agreements with Messrs. McClendon and Ward and other working interest owners and billed each for their respective shares of expenses and fees.

    COI continues to operate wells in which directors, executive officers and related parties own working interests. In addition, directors, executive officers and related parties have in the past acquired working interests directly and indirectly from the Company and participated in wells drilled by COI. The Company's non-employee directors have not acquired from the Company interests in any new wells drilled by the Company since their election as directors in 1993 and have no present intention to acquire from the Company interests in any new wells of the Company.

The table below presents information about drilling, completion, equipping and operating costs billed to the persons named from January 1, 1998 to December 31, 1998, the largest amount owed by them during the period and the balances owed by them at December 31, 1997 and 1998. No interest is charged on amounts owing for such costs. The amounts for all other directors and executive officers who are joint working interest owners in Company wells were insignificant.


                                                    AUBREY K.        TOM L.       MARCUS C.
                                                    MCCLENDON         WARD         ROWLAND
                                                   ------------   ------------   ------------
                                                                 (IN THOUSANDS)


Balance at December 31, 1997 ...................     $    68        $ 2,203         $  36
Amount billed (to December 31, 1998) ...........     $ 3,950        $ 3,902         $ 106
Largest outstanding balance (month end) ........     $ 2,581        $ 3,291         $  62
Balance at December 31, 1998 ...................     $ 1,541        $ 1,444         $  18


    The amounts advanced to the executive officers as of December 31, 1998 to correct the timing of the receipt of oil and gas revenues on the wells in which the executive officers participated equaled $984,000 for Mr. McClendon, $958,000 for Mr. Ward and $29,060 for Mr. Rowland. The amount of these advances in excess of revenue received by the Company and not disbursed bears interest at 9.125%.

    Loans to Executives. In June 1998 the Company extended loans of $5.0 million each to Messrs. McClendon and Ward to pay a portion of the margin debt incurred by those individuals in connection with their purchase of Company Common Stock in the open market in February 1997. Each loan initially had a maturity date of December 31, 1998, and has been extended to December 31, 1999. In each case the terms of the loan and the documentation evidencing the loan were negotiated by the Loan Committee in conjunction with separate legal counsel. At December 31, 1998 and April 26, 1999, the principal amounts owing by Mr. McClendon were $4.9 million and $4.3 million, respectively, and the principal amounts owing by Mr. Ward were $5.0 million and $4.6 million, respectively.

    Interest accrues on each of the loans at an annual rate of 9.125% and is payable quarterly. Each of the loans matures on December 31, 1999, but require quarterly interim payments as a condition to participation by each executive officer in the Company's oil and gas wells under his employment agreement. If such payments are not made, the Company may, but is not required to, accelerate the liquidation of a portion of the collateral securing the loans. Each of the loans is secured by collateral with an indicated fair market value greater than 150% of the unpaid principal balance of the loan.

    Miscellaneous. From time to time, the Company pays various expenses incurred on behalf of Messrs. McClendon and Ward and their affiliates, creating accounts receivable of the Company. During 1998 additions to accounts receivable (excluding joint interest billings, which are described above) from Messrs. McClendon and Ward and their affiliates were insignificant.

                             INDEPENDENT ACCOUNTANTS

    PricewaterhouseCoopers LLP has served as the Company's independent accountants since July 1, 1996 and has been retained for 1999. Representatives of PricewaterhouseCoopers LLP are expected to attend the Meeting. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to shareholder questions.

                              SHAREHOLDER PROPOSALS

    At the annual meeting each year, the Board of Directors submits to shareholders its nominees for election as directors and may submit other matters to the shareholders for action. Shareholders of the Company also may submit proposals for inclusion in proxy material. These proposals must meet the shareholder eligibility and other requirements of the Securities and Exchange Commission. In order to be included in proxy material for the Company's 2000 annual meeting, a shareholder's proposal must be received not later than January 1, 2000 by the

Company at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, Attention:
Ms. Janice Dobbs, Corporate Secretary.

    In addition, the Bylaws provide that in order for business to be brought before a shareholders' meeting, a shareholder must deliver written notice to the Company not less than 60 nor more than 90 days prior to the date of the meeting. The notice must state the shareholder's name, address and number and class of shares beneficially owned by the shareholder, and briefly describe the business to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of the shareholder in the proposal.

    The Bylaws also provide that if a shareholder intends to nominate a candidate for election as a director, the shareholder must deliver written notice of his or her intention to the Company. The notice must be delivered not less than 60 nor more than 90 days before the date of a meeting of shareholders. The notice must set forth the name and address and number and class of shares beneficially owned by the shareholder and the nominee for election as a director, the age of the nominee, the nominee's business address and experience during the past five years, any other directorships held by the nominee, the nominee's involvement in certain legal proceedings during the past five years and such other information concerning the nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee. In addition, the notice must include the consent of the nominee to serve as a director of the Company if elected.

    The Bylaws further provide that, notwithstanding the foregoing notice requirements, in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice of a shareholder proposal or nominee to be timely must be received no later than the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made, whichever occurred first.

                                  OTHER MATTERS

    The Company's management does not know of any matters to be presented at the Meeting other than those set forth in the Notice of Annual Meeting of Shareholders. However, if any other matters properly come before the Meeting, the persons named in the enclosed proxy intend to vote the shares to which the proxy relates on such matters in accordance with their best judgment unless otherwise specified in the proxy.


BY ORDER OF THE BOARD OF DIRECTORS



Janice A. Dobbs
Corporate Secretary

April 30, 1999

                        [CHESAPEAKE LOGO AND LETTERHEAD]
                                 P.O. BOX 18496
                          OKLAHOMA CITY, OK 73154-0496

                 IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET,
                       PLEASE READ THE INSTRUCTIONS BELOW

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number, which is located below, and then follow the simple instructions the Vote Voice provides you.

VOTE BY INTERNET - WWW.PROXYVOTE.COM

Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you access the website. You will be prompted to enter your 12-digit Control Number, which is located below, to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to P. O. Box 9079 Farmingdale, NY 11735-9769

                If you vote by phone or vote using the Internet,
                         please do not mail your proxy.
                             THANK YOU FOR VOTING.

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                                    P R O X Y

                          CHESAPEAKE ENERGY CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS

                                  JUNE 23, 1999

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Aubrey K. McClendon and Tom L. Ward, or either of them, with full power of substitution, proxies to represent and vote all shares of Common Stock of Chesapeake Energy Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Shareholders to be held on Wednesday, June 23, 1999, at 9:00 A.M., local time, and at any adjournment thereof, as follows:

1. Election of Directors  [ ] FOR election of all         [ ] WITHHOLD AUTHORITY
                              nominees listed below           to vote for all
                              Aubrey K. McClendon             nominees
                              and Shannon T. Self

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, WRITE THE NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

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2. In their discretion, upon any other matters that may properly come before the meeting or any adjournment thereof.

Unless otherwise directed, this proxy will be voted for all nominees listed.

PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.


                                             -----------------------------------

                                             -----------------------------------

                                             -----------------------------------
                                               Signature(s) of Shareholder(s)
Date                  , 1999
    ------------------

IMPORTANT: Please date this proxy and sign exactly as your name appears below. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity, please give your full titles. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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